DATED     APRIL 4, 2013

CME Media Services Limited

- and -

Adrian Sarbu

AMENDED AND RESTATED CONTRACT OF EMPLOYMENT

AMENDED AND RESTATED CONTRACT OF EMPLOYMENT AND STATEMENT OF PARTICULARS PURSUANT TO SECTION 1 OF THE EMPLOYMENT RIGHTS ACT 1996 (the “Contract”)

Name and Address of Employer:	CME Media Services Limited, 5 Fleet Place, London EC4M 7RD, United Kingdom (the “Company”)
Name and Address of Employee:	Adrian Sarbu, residing at [redacted]

1	TERM OF EMPLOYMENT

1.1
With effect from April 4, 2013, your contract of employment with the Company dated July 27, 2009 shall be amended and restated in its entirety as set out in this Contract. Your period of employment from July 27, 2009 shall count as continuous employment hereunder. Subject to the provisions of clause 1.2, this Contract and your employment shall terminate on December 31, 2016 (the “Term”).

1.2
Subject to clause 7, on or prior to June 30, 2016, the Company may in its sole discretion offer to extend the Term for a period beyond December 31, 2016 by delivering notice of the proposed terms of such extension to you. The parties agree to negotiate in good faith in respect of such proposed extension. In the event the parties agree the terms of such extension and enter into an agreement in respect of such extension by September 30, 2016, the Term will be extended by such period and on such terms as may be agreed.

1.3
You represent and warrant that you are not bound by or subject to any contract, court order, agreement, arrangement or undertaking which in any way restricts or prohibits you from entering into this Contract or performing your duties under it.

2	JOB TITLE AND DUTIES

2.1
Your job title is President and Chief Executive Officer of the CME Group. For purposes of this Contract, the “CME Group” shall mean Central European Media Enterprises Ltd. (“CME Ltd.”) and/or any Associated Company (as defined below).

2.2
You shall use your best endeavours to promote and protect the interests of the CME Group and shall not do anything that is harmful to those interests. You will be based in the Company’s branch office in Prague, Czech Republic or at such other place as the Company may from time to time reasonably require.

3	REMUNERATION

3.1
Your annual base salary is USD 1,800,000 per year (in words, one million eight hundred thousand US Dollars), payable monthly in arrears by credit transfer into your bank account after all necessary deductions for relevant taxes and social security payments. Your salary shall be payable in Czech koruna (CZK) based on the USD-CZK exchange rate in effect on the date of this Contract in respect of the period through December 31, 2013 and on each January 1 in respect of each year thereafter. In the event the amount of salary you would have been entitled to receive in US Dollars in any calendar year, following conversion of such amount using the average USD-CZK exchange rate for such calendar year, is greater than the amount you did receive, the difference will be added to your salary payable in the first month of the following calendar year. In the event the amount of salary you would have been entitled to receive in US Dollars in any calendar year, following conversion of such amount using the average USD-CZK exchange rate for such calendar year, is less than the amount you did receive, the difference will be withheld from your basic salary payable in the first month of the following calendar year.

3.2
You shall be entitled to participate in the CME Management Compensation Policy in effect from time to time (the “Policy”). The amount, if any, of any bonus awarded pursuant to the Policy shall be determined by the Compensation Committee of the Board of Directors of CME Ltd. (the “Compensation Committee”). Any bonus awarded will be based on a target representing 100% of your gross annual salary.

4	TOTAL COMPENSATION

4.1
Notwithstanding anything to the contrary stated herein, your total compensation in respect of any relevant financial year of CME Ltd. (each a “Financial Year”) during the Term (including, without limitation, your annual base salary, bonus and any equity or other compensation, but excluding any Reimbursement Expenses (as defined below)) shall not exceed the lesser of (i) 4% (four percent) of the OIBDA reported by CME Ltd. for the corresponding Financial Year or (ii) USD 10,000,000, (in words, ten million US Dollars) in respect of each Financial Year, the “Maximum Compensation”.

For the avoidance of doubt, no additional sums shall be due to you in the event your actual total compensation in any Financial Year is less than the Maximum Compensation amount for such Financial Year.

4.2	Save as set forth herein, no additional pay or time off shall be permitted to you in connection with your performance of the duties hereunder.

5.	OTHER BENEFITS

5.1	The Company undertakes either to (i) reimburse the costs of or (ii) to obtain for your benefit and to maintain throughout the Term of this Contract:

5.1.1	travel insurance; and

5.1.2	medical and dental insurance

offered by an insurance provider reasonably selected by you.

5.2	Subject to the approval of the Compensation Committee, the Company shall use commercially reasonable efforts to obtain life insurance and disability insurance coverage for your benefit.

6.	EXPENSES

6.1
The Company shall reimburse you for all reasonable expenses incurred by you in the proper performance of your duties under this Contract on production of appropriate receipts in accordance with the CME Group Expense Policy and other documentation reasonably requested by the Company in respect of the Reimbursement Expenses (as defined below).

6.2
Notwithstanding clause 6.1, the Company shall reimburse you for expenses in respect of business travel by you on chartered aircraft leased by you that is integrally and directly related to the performance of your duties under this Contract (“Reimbursement Expenses”) at a rate of USD 7,000 per hour up to a maximum of 200 hours per Financial Year; provided, that no Reimbursement Expenses shall be payable in respect of any transatlantic or intercontinental travel without the prior approval of the Compensation Committee.

7.	TERMINATION OR NON-RENEWAL

7.1	You may terminate this Contract at any time on giving the Company twelve months’ notice in writing.

7.2
The Company may at any time and in its absolute discretion terminate this Contract without cause by delivering you notice in writing in which the Company elects either (i) to make a payment in lieu of notice pursuant to clause 7.4 (the “Payment Option”) or (ii) to appoint you as the head of CME Group operations in Romania pursuant to clause 7.5 (the “Romania Option”). In addition, in the event the parties have not entered into an agreement in respect of an extension of the Contract pursuant to clause 1.2 on or prior to September 30, 2016, the Company shall deliver you notice in writing in which the Company elects to exercise either (i) the Payment Option or (ii) the Romania Option. If the Company has not delivered any such notice prior to December 31, 2016, it will be deemed to have exercised the Payment Option as of such date.

7.3
In the event you give notice of termination pursuant to this clause, the Company may elect to provide you with payment in lieu of notice. This payment will be comprised solely of your annual base salary (at the rate payable when this option is exercised) in respect of the portion of the notice period remaining at the time the Company exercises this option and any earned but unpaid bonus awarded in accordance with clause 3.2 hereof. All payments shall be subject to deductions for income tax and social security contributions as appropriate. You will not, under any circumstances, have any right to payment in lieu of notice unless the Company has exercised its option to pay in lieu of notice.

7.4
In the event the Company exercises the Payment Option, the Contract and your employment will terminate on the date specified in the notice (the “Termination Date”) and the Company will make a payment to you as follows: (i) if the Termination Date occurs on or prior to December 31, 2013, the payment will be in an amount equal to USD 3,600,000 (in words, three million six hundred thousand US Dollars) or (ii) if the Termination Date is on or after January 1, 2014, the payment will be in an amount equal to the greater of (x) your base salary (at the rate payable when this termination notice is delivered) for the period from the Termination Date through the end of the Term or (y) USD 3,600,000 (in words, three million six hundred thousand US Dollars). In addition, you are entitled to any earned but unpaid bonus awarded in accordance with clause 3.2 hereof. You are not entitled to any amounts in respect of the Romania Option if the Company elects the Payment Option. All payments shall be subject to deductions for income tax and social security contributions as appropriate. At the election of the Company, such payments will be made at the times the Company would have made payments to you had notice not been given.

7.5
In the event the Company exercises the Romania Option, the Company agrees to appoint you as the head of CME Group operations in Romania for the period from the termination date of the Contract until December 31, 2020, subject to your entering into a new employment agreement with an Associated Company in form and substance reasonably satisfactory to the parties. Such new employment agreement shall provide that your annual base salary for such position shall be USD 900,000 (in words, nine hundred thousand US Dollars) per year and that in the event such new employment agreement is terminated prior to December 31, 2020, you shall be entitled to a payment equal to such annual base salary of USD 900,000 (in words, nine hundred thousand US Dollars) from the date such notice of termination of such new employment agreement is delivered through December 31, 2020. You are not entitled to any amounts in respect of the Payment Option if the Company exercises the Romania Option. However, in the event the new employment agreement is not entered into within 45 calendar days of the delivery of notice by the Company of its election of the Romania Option pursuant to clause 7.2, the Company shall be entitled to exercise the Payment Option. In addition, you are entitled to any earned but unpaid bonus awarded in accordance with clause 3.2 hereof following the exercise of the Romania Option. All payments shall be subject to deductions for income tax and social security contributions as appropriate.

7.6
The Company may terminate this Contract due to Termination for Cause without notice, payment in lieu of notice or any other payment or obligation whatsoever. “Termination for Cause” means your (i) conviction of a felony or entering a plea of nolo contendere (or its equivalent) with respect to a charged felony; (ii) gross negligence, recklessness, dishonesty, fraud, wilful malfeasance or wilful misconduct in the performance of your duties under this Contract; (iii) wilful misrepresentation to the shareholders or directors of CME Ltd. that is injurious to CME Ltd.; (iv) wilful failure without reasonable justification to comply with a reasonable written instruction or resolution of the Board of Directors of CME Ltd.; or (v) a material breach of your duties or obligations under this Contract. The Company may, in its reasonable judgment, suspend you on full pay during any investigation that the Company may undertake into any fact or circumstance which could lead to your Termination for Cause. Notwithstanding the foregoing, a termination shall not be treated as Termination for Cause unless the Company has delivered a written notice to you stating that it intends to terminate your employment due to Termination for Cause and specifying the basis for such termination.

7.7
Upon the termination by whatever means of this Contract you shall immediately return to the Company all documents, computer media and hardware, credit cards, mobile phones and communication devices, keys and all other property belonging to or relating to the business of the Company which is in your possession or under your power or control and you must not retain copies of any of the above.

7.8
Provided you continue to enjoy your full contractual benefits and receive your pay in accordance with this Contract, the Company may in its absolute discretion do all or any of the following during the notice period or any part of the notice period, after you or the Company have given notice of termination to the other, without breaching this Contract or incurring any liability or giving rise to any claim against it:

7.8.1	exclude you from the premises of any company of the CME Group;

7.8.2	require you to carry out only specified duties (consistent with your status, role and experience) or to carry out no duties;

7.8.3	announce to any of its employees, suppliers, customers and business partners that you have been given notice of termination or have resigned (as the case may be);

7.8.4
prohibit you from communicating in any way with any or all of the suppliers, customers, business partners, employees, agents or representatives of the CME Group until your employment has terminated except to the extent that you are authorised by the General Counsel of CME Ltd. in writing; and

7.8.5	require you to comply with any other reasonable conditions imposed by the Company.

7.9	You will continue to be bound by all obligations owed to the Company under this Contract until termination of this Contract in accordance with this clause 7 or such later date as provided herein.

8.	CONFIDENTIAL INFORMATION

8.1
You agree during and after the termination of your employment not to use or disclose to any person (and shall use your best endeavours to prevent the use, publication or disclosure of ) any confidential information:

8.1.1
concerning the business of the Company or any other member of the CME Group and which comes to your knowledge during the course of or in connection with your employment or your holding office with the Company; or

8.1.2
concerning the business of any client or person having dealings with the Company or any other member of the CME Group and which is obtained directly or indirectly in circumstances where the Company or any other member of the CME Group is subject to a duty of confidentiality.

8.2
For the purposes of clause 8.1 above, information of a confidential or secret nature includes but is not limited to information disclosed to you or known, learned, created or observed by you as a consequence of or through your employment with the Company, not generally known in the relevant trade or industry about the business activities, services and processes of the Company or any member of the CME Group, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, programming and plans for programming, finances, accounting, methods, processes, business plans (including prospective or pending licence applications or investments in licence holders or applicants), client or supplier lists and records, potential client or supplier lists, and client or supplier billing.

8.3	This clause shall not apply to information which:

8.3.1	is used or disclosed in the proper performance of your duties or with the consent of the Company;

8.3.2	is ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law or pursuant to the rules of any applicable stock exchange; or

8.3.3	is in or comes into the public domain (otherwise than due to a default by you).

9.	INTELLECTUAL PROPERTY

9.1
The Company acknowledges that you may create intellectual property in the performance of your duties that is used by the CME Group for its business. You shall assign with full title your entire interest in any Intellectual Property Right (as defined below) to the Company to hold as absolute owner.

9.2
You shall communicate to the Company full particulars of any Intellectual Property Right in any work or thing created by you and you shall not use, license, assign, purport to license or assign or disclose to any person or exploit any Intellectual Property Right without the prior written consent of the Company.

9.3
In addition to and without derogation of the covenants imposed by the Law of Property (Miscellaneous Provisions) Act 1994, you shall prepare and execute such instruments and do such other acts and things as may be necessary or desirable (at the request and expense of the Company) to enable the Company (or its nominee) to obtain protection of any Intellectual Property Right vested in the Company in such parts of the world as may be specified by the Company (or its nominee) and to enable the Company to exploit any Intellectual Property Right vested in it to its best advantage.

9.4
You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to sign, execute or do any instrument or thing and generally to use your name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause and a certificate in writing signed by any director or the secretary of the Company that any instrument or act relating to such Intellectual Property Right falls within the authority conferred by this clause shall be conclusive evidence that such is the case in favour of any third party.

9.5
You hereby waive all of your moral rights (as defined in the Copyright, Designs and Patents Act 1988) in respect of any act by the Company and any act of a third party done with the Company’s authority in relation to any Intellectual Property Right which is or becomes the property of the Company.

9.6
“Intellectual Property Right” means a copyright, know-how, trade secret and any other intellectual property right of any nature whatsoever throughout the world (whether registered or unregistered and including all applications and rights to apply for the same) which:

9.6.1	relates to the business or any product or service of the Company; and

9.6.2
is invented, developed, created or acquired by you (whether alone or jointly with any other person) during the period of your employment with the Company in connection with the performance of your duties hereunder;

and for these purposes and for the purposes of the other provisions of this clause 9, references to the Company shall be deemed to include references to any Associated Company (as defined in clause 14.5 below). For the avoidance of doubt, Intellectual Property Rights shall only include any of the foregoing intellectual property rights that have been created by you in connection with your performance of the services under this Contract.

10.	COLLECTIVE AGREEMENTS/WORKFORCE AGREEMENTS
There are no collective agreements or workforce agreements applicable to you or which affect your terms of employment.

11.	DATA PROTECTION AND INFORMATION TECHNOLOGY

11.1
You acknowledge that the Company will hold personal data relating to you. Such data will include your employment application, address, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, salary reviews, remuneration details and other records (which may, where necessary, include sensitive data relating to your health and data held for equal opportunities purposes). The Company will hold such personal data for personnel administration and management purposes and to comply with its obligations regarding the retention of your records. Your right of access to such data is as prescribed by law.

11.2
By signing this Contract, you agree that the Company may process personal data relating to you for personnel administration and management purposes and may, when necessary for those purposes, make such data available to its advisors, to third parties providing products and/or services to the Company and as required by law.

11.3
Subject to applicable law, the Company may review, audit, intercept, access and disclose all information, messages or other data created from or sent over its computer system for any purpose. By your signature to this Contract, you consent to the foregoing.

12.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999
Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce the provisions of this Contract pursuant to the Contracts (Rights of Third Parties) Act 1999.

13.	INDEMNITY

13.1
The Company will indemnify you and pay on your behalf all Expenses (as defined below) incurred by you in any Proceeding (as defined below), whether the Proceeding which gave rise to the right of indemnification pursuant to this Contract occurred prior to or after the Term of this Contract provided that you shall promptly notify the Company of such Proceeding and the Company shall be entitled to participate in such Proceeding and, to the extent that it wishes, jointly with you, assume the defence thereof with counsel of its choice. This indemnification shall not apply if it is determined by a court of competent jurisdiction in a Proceeding that any losses, claims, damages or liabilities arose primarily out of your gross negligence, wilful misconduct or bad faith.

13.2
The term “Proceeding” shall include any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether brought in the name of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, including, but not limited to, actions, suits or proceedings brought under or predicated upon any securities laws, in which you may be or may have been involved as a party or otherwise, and any threatened, pending or completed action, suit or proceeding or any inquiry or investigation that you in good faith believe might lead to the institution of any such action, suit or proceeding or any such inquiry or investigation, in each case by reason of the fact that you are or were serving at the request of the Company as a director, officer or manager of any other Associated Company, whether or not you are serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Contract.

13.3
The term "Expenses” shall include, without limitation thereto, expenses (including, without limitation, attorneys fees and expenses) of investigations, judicial or administrative proceedings or appeals, damages, judgments, fines, penalties or amounts paid in settlement by or on behalf of you and any expenses of establishing a right to indemnification under this Contract.

13.4
The Expenses incurred by you in any Proceeding shall be paid by the Company as incurred and in advance of the final disposition of the Proceeding at your written request. You hereby agree and undertake to repay such amounts if it shall ultimately be decided in a Proceeding that you are not entitled to be indemnified by the Company pursuant to this Contract or otherwise.

13.5
The indemnification and advancement of Expenses provided by this Contract shall not be deemed exclusive of any other rights to which you may be entitled under the Company’s Articles of Association or the constituent documents of any other Associated Company for which you are serving as a director, officer or manager at the request of the Company, the laws under which the Company was formed, or otherwise, and may be exercised in any order you elect and prior to, concurrently with or following the exercise of any other such rights to which you may be entitled, including pursuant to directors and officers insurance maintained by the Company, both as to action in official capacity and as to action in another capacity while holding such office, and the exercise of such rights shall not be deemed a waiver of any of the provisions of this Contract. To the extent that a change in law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded under this Contract, it is the intent of the parties hereto that you shall enjoy by this Contract the greater benefit so afforded by such change. The provisions of this clause shall survive the expiration or termination, for any reason, of this Contract and shall be separately enforceable.

14.	POST-EMPLOYMENT RESTRICTIONS AND CORPORATE OPPORTUNITIES

14.1	For the duration of your employment with the Company and for a period of twelve (12) months after the termination thereof for any cause, you shall not:

14.1.1
either on your own account or on behalf of any other person, firm or company, directly or indirectly, carry on or be engaged, concerned or interested in any business the same as that of the CME Group or which is competitive with any business in which the CME Group is engaged (including, without limitation, securing broadcasting licenses, operating television stations and other broadcasting, the production of programming and other content, other programming services or distribution services) and with which you were actively involved at any time in the twelve months preceding the termination of your employment within the territories in which the CME Group operates or is considering to operate (the “Territory”) and in which you were actively involved at any time in the twelve months preceding the termination of your employment (excluding any film production not funded by the CME Group that is undertaken pursuant to the Framework Agreement (“Framework Agreement”) dated July 27, 2009 among CME Production B.V., CME Romania B.V., Media Pro Management S.A., Media Pro B.V. and you, as amended and any of the activities of the Media Pro Entertainment Business (as defined in the Framework Agreement));

14.1.2
seek to do business and/or do business, perform any services or supply any goods or seek to do so, in competition with any company of the CME Group with any person, firm or company who at any time during the twelve months preceding the termination of your employment was a client, customer or supplier of any company of the CME Group and with whom during that period you or another person on your behalf had contact or dealings in the ordinary course of business or were aware of in the course of your employment;

14.1.3
interfere or seek to interfere or take such steps as may or are calculated to interfere with the continuance of supplies (whether services or goods) or any rights of purchase, sale, import, distribution or agency enjoyed by or supplied to any company of the CME Group, or the terms on which they are so supplied or enjoyed, from any person, firm or company supplying or offering rights to any company of the CME Group at any time during the period of twelve months prior to such termination;

14.1.4
solicit, entice or procure or endeavour to solicit, entice or procure any employee of the CME Group to breach his contract of employment or any person to breach his contract for services with the Company or any Associated Company;

14.1.5
in relation to a business the same as or competitive with the CME Group in the Territory, solicit, employ, engage or offer or cause to be employed or engaged, whether directly or indirectly, any employee, director or consultant of any company of the CME Group engaged or employed at the date of termination of your employment or at any time during the twelve months preceding such termination who has knowledge of confidential aspects of the business of the CME Group, and with whom, at any time during the period of twelve months prior to such termination, you had material dealings; and/or

14.1.6	you shall not at any time falsely represent yourself as being connected with or interested in the Company or any Associated Company or in the business of the CME Group.

14.2
For the duration of your employment with the Company, you shall not accept or invest in, whether directly or indirectly, any opportunity (a “Corporate Opportunity”) (i) which is in the line of business of any company of the CME Group (other than any existing investment in a company of the CME Group), (ii) which arises or becomes known to you as a result of your employment by the Company, or (iii) in which the CME Group has an interest or expectancy unless (a) you have presented the Corporate Opportunity to the Board of Directors of CME Ltd. in reasonable detail and (b) the Board of Directors has decide not to pursue such Corporate Opportunity after such presentation by you. The Company acknowledges that Corporate Opportunities shall not include your investments in the companies listed in Annex 1 hereto; provided, that the activities such companies engage in continue to be substantially the same as of the date hereof.

14.3
Each of the restrictions in this clause shall be enforceable independently of each other and its validity shall not be affected if any of the others is invalid. If any of the restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

14.4	The restrictions set forth in this clause 14 shall not apply if the Company is in breach of this Contract.

14.5
For the purposes of this Contract, “Associated Company” shall mean a subsidiary (as defined by the Companies Act 1985 as amended) and any other company which is for the time being a holding company (as defined by the Companies Act 1985 as amended) of the Company or another subsidiary of such holding company.

15.	GENERAL

15.1	You hereby authorise the Company to deduct from any salary or other amounts payable to you under this Contract any sums owing by you to the Company.

15.2	Your Incentive Compensation Recoupment Policy Acknowledgement dated February 22, 2012 is incorporated herein by reference.

15.3
This Contract shall be governed by and construed in accordance with English law. The parties agree to submit to the non-exclusive jurisdiction of the English courts in respect of any dispute hereunder.

The Company and Adrian Sarbu agree to the terms set out above.

Signed as a Deed by CME Media Services Limited acting by:
Jon Mortimer, Director	/s/ Jon Mortimer
David Sturgeon, Director	/s/ David Sturgeon
Signed as a Deed by Adrian Sarbu	/s/ Adrian Sarbu
in the presence of: Witness signature:	/s/ Kamila Novosadova
Name:	Kamila Novosadova
Address:	[redacted]

Occupation:	Legal Team Assistant